Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Healthier Choices Management Corp. on Form S-3 [File No. 333-206053 and File No. 333-203490] and on Form S-8 [File No. 333-188888], of our report dated March 27, 2019, with respect to our audits of the consolidated financial statements of Healthier Choices Management Corp. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Healthier Choices Management Corp. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 27, 2019